Exhibit b.3

AMENDMENT NO. 2

to

SECOND AMENDED & RESTATED

BY-LAWS

of

VIRTUS STRATEGY TRUST

A Massachusetts Business Trust

The following amendments to the Second Amended and Restated By-Laws (the “By-Laws”) of Virtus Strategy Trust (the “Trust”) was duly adopted by resolution of a majority of the Trustees of the Trust at a meeting of the Trustees held on November 16, 2022.

1.	All references to the Chairman shall hereafter refer to the Chair.

2.	Section 11.3 (Quorum and Required Vote) of Article 11 (Shareholders’ Voting Powers and Meetings) of the By-Laws is hereby amended to read in its entirety as follows:

Except when a larger quorum is required by any provision of law, or the Declaration of Trust or these Bylaws, 30% of the Shares entitled to vote shall constitute a quorum for the transaction of business at a Shareholders’ meeting, except that where any provision of law or the Declaration of Trust or these Bylaws permits or requires that holders of any series or class of Shares shall vote as a series or class, then 30% (unless a larger quorum is required as specified above) of Shares of that series or class entitled to vote shall be necessary to constitute a quorum for the transaction of business by that series or class, as the case may be. Any lesser number shall be sufficient for adjournments, which may be at the discretion of the chairman. Any adjourned meeting or meetings may be held, within a reasonable time after the date set for the original meeting, without further notice. Except when a larger vote is required by any provision of law or the Declaration of Trust or these Bylaws, a plurality of the quorum of Shares necessary for the transaction of business at a Shareholders’ meeting shall decide any question and a plurality of Shares voted shall elect a Trustee, provided that where any provision of law or of the Declaration of Trust or these Bylaws permits or requires that the holders of any series or class of Shares shall vote as a series or class, then a plurality of the quorum of Shares of that series or class necessary for the transaction of business by that series or class at a Shareholders’ meeting shall decide that matter insofar as that series or class is concerned.

Approved: November 16, 2022